Bausch & Lomb Incorporated

                                   Exhibit 12

   Statement Regarding Computation of Ratio of Earnings to
                        Fixed Charges

                (Dollar Amounts In Millions)


                               December 25, 1999    December 26, 1998
Earnings from continuing
operations before
provision for income taxes
and minority interests                $185.0              $119.7

Fixed charges                           90.3               102.6

Capitalized interest, net of
current period amortizaiton              0.2                 0.3

Total earnings as adjusted            $275.5              $222.6

Fixed charges:
Interest (including
interest expense and
capitalized interest)                  $88.3              $100.7

Portion of rents
representative of the
interest factor                          2.0                 1.9

Total fixed charges                    $90.3              $102.6

Ratio of earnings to fixed
charges                                  3.1                 2.2